Exhibit 99.2

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$11,804	$5,350
Accounts receivable, net	23,592	23,814
Merchandise inventories	321,943	288,873
Prepaid expenses and deposits	20,561	11,543
Deferred income taxes	5,631	5,631
Total current assets	383,531	335,211

Property and equipment, net	95,143	93,347
Goodwill	26,399	25,995
Deposits and other assets, net	8,259	6,318
	$513,332	$460,871

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$50,082	$47,778
Accrued expenses and other current liabilities	57,418	71,616
Merchandise advances	16,773	17,104
Total current liabilities	124,273	136,498

Other long-term liabilities	6,605	5,982
Deferred income taxes	4,220	4,220
Long-term debt	100,000	100,000
Total liabilities	235,098	246,700

Stockholders’ equity:
Preferred Stock; 5,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 25,312 at September 30, 2004 and 23,998 at December 31, 2003	253	240
Additional paid in capital	303,948	276,233
Accumulated deficit	(25,967)	(62,302)
Net stockholders’ equity	278,234	214,171
	$513,332	$460,871

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,
	2004	2003

Net sales	$354,909	$300,112
Cost of goods sold, buying and occupancy	256,968	220,261
Gross profit	97,941	79,851

Selling, general and administrative expenses	76,628	66,182
Operating income	21,313	13,669

Interest expense, net	1,294	4,335

Income before income taxes	20,019	9,334

Income taxes	7,608	3,553

Net income	$12,411	$5,781

Net income per share
Basic	$0.49	$0.25
Diluted	$0.45	$0.23

Weighted average shares outstanding
Basic	25,211	23,430
Diluted	29,235	24,944

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Nine months ended September 30,
	2004	2003

Net sales	$1,044,234	$879,254
Cost of goods sold, buying and occupancy	757,397	649,197
Gross profit	286,837	230,057

Selling, general and administrative expenses	224,146	191,846
Operating income	62,691	38,211

Interest expense, net	4,082	10,430

Income before income taxes	58,609	27,781

Income taxes	22,274	10,573

Net income	$36,335	$17,208

Net income per share
Basic	$1.47	$0.75
Diluted	$1.38	$0.71

Weighted average shares outstanding
Basic	24,698	23,075
Diluted	26,905	24,329